EXHIBIT 10.2

MANAGEMENT CONTINUITY AGREEMENT

        THIS IS AN AGREEMENT between FNBH BANCORP, INC. (the “Corporation”), whose principal offices are 101 E. Grand River Ave., Howell, Michigan 48843, and Janice Trouba (the “Executive”), effective June 7, 2007.

RECITALS

        The Executive is a key officer of the Corporation or a Subsidiary whose continued dedication, availability, advice and counsel to the Corporation and its Subsidiaries is deemed important to the Board of Directors of the Corporation (“Board”), the Corporation and its shareholders. The services of the Executive, her experience and knowledge of the affairs of the Corporation and her reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any change in control of the Corporation.

        The Corporation considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

AGREEMENT

        1.        Term of Agreement. This Agreement will begin on the date entered above (the “Commencement Date”) and will continue in effect through June 7, 2010 (the “Initial Term”). Thereafter, this Agreement shall be extended automatically for an additional one (1) year period (“Renewal Terms”) at the end of the Initial Term and each Renewal Term, unless not later than three (3) months prior to the end of the Initial Term or a Renewal Term, either the Corporation or the Executive gives written notice to the other party that she or it has elected not to renew this Agreement. Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during the term of this Agreement, this Agreement will continue in effect for twelve (12) months beyond the end of the month in which any Change of Control occurs.

        2.        Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

        (a)        Average Base Salary. Average Base Salary shall mean the Executive’s highest annual salary during the three (3) calendar year period beginning two (2) years immediately prior to the year of Change of Control and ending with the year in which the Change of Control occurred; provided that if Executive has been employed by the Corporation or a Subsidiary for less than three (3) years, Average Base Salary shall be the highest annual salary during that lesser period or if less than one year, the Executive’s prevailing salary shall be annualized.

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        (b)        Average Bonus. Average Bonus shall mean the highest of the last three (3) bonuses paid to Executive under the Corporation’s Profit Sharing Plan immediately preceding the Change of Control; provided that (i) if Executive has been employed by the Corporation or a Subsidiary for less than three (3) years, Average Bonus shall be the highest bonus paid during that lesser period, and (ii) if Executive has been employed by the Corporation or a Subsidiary for less than one (1) year, Average Bonus shall be Executive’s total guaranteed bonus, if any, for that year.

        (c)        Change of Control. A “Change in Control” shall mean a change in control of the Corporation of such a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if:

        (i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities; or

        (ii)        At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

(iii) Any of the following occur:

    (A)        Any merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

    (B)        Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

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(C) Any liquidation or dissolution of the Corporation;

(D) Any reorganization, reverse stock split, or recapitalization of the Corporation which would result in a Change of Control; or

    (E)        Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

        (d)        Disability. “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation’s long term disability plan.

        (e)        Cause. “Cause” means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive’s duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive’s Disability or occurring after issuance by Executive of a Notice of Termination for Good Reason) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Board; or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment. For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following without the Executive’s express written consent:

        (i)        The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities and status of (a) Executive’s position at any time during the six (6) month period prior to the Change of Control of the Corporation, or (b) which result in a significant reduction in Executive’s authority and responsibility as an executive of the Corporation or a Subsidiary;

        (ii)        A reduction by the Corporation in Executive’s base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive’s most recent incentive bonus potential prior to the Change of Control under the Corporation’s Management Incentive Compensation Plan, or any complementary or successor plan;

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        (iii)        Either (a) the Corporation requiring Executive to be based at a location in excess of twenty-five (25) miles from the location where Executive is currently based, or (b) in the event of any relocation of the Executive with the Executive’s express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to pay the Executive the amount of any loss realized in the sale of the Executive’s principal residence in connection with any such change of residence. Any gain realized upon the sale shall not offset the obligation to pay moving expenses, and the amounts payable under (b) shall be tax effected, all to the effect that the Executive shall incur no loss on an after tax basis;

(iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Paragraph 5 hereof;

(v) Any termination by the Corporation of Executive’s employment that is other than for Cause;

        (vi)        Any termination of Executive’s employment, reduction in Executive’s compensation or benefits, or adverse change in Executive’s location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, or (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control; or

        (vii)        The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, retirement plan, health care, insurance, and paid vacations) that were provided to her immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

The existence of Good Reason shall not be affected by Executive’s Disability. Executive’s continued employment shall not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement.

        (g)        Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control. Any termination by the Corporation for Cause or due to Executive’s Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

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(h) Subsidiary. “Subsidiary” means a corporation with at least eighty percent (80%) of its outstanding capital stock owned directly or indirectly by the Corporation.

        3.        Eligibility for Severance Benefits. The Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive’s employment is terminated during the term of this Agreement, and

        (a)        The termination occurs within twelve (12) months after a Change of Control, unless the termination is (i) because of Executive’s death or Disability, (ii) by the Corporation for Cause, or (iii) by the Executive other than for Good Reason; or

        (b)        The Corporation terminates the employment of Executive within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

        4.        Severance Benefits. The Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

(a) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to Executive’s Average Base Salary, multiplied by one (1);

(b) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to the Executive’s Average Bonus, multiplied by one (1);

(c) For the twelve (12) month period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation’s expense, with:

        (i)        Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Health care benefits otherwise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the twelve (12) month period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

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        (ii)        Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

        (iii)        Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the twelve (12) month period following a termination of employment provided that the payments payable under subparagraphs 4(a) and (b) above have been made.

        (d)        In computing and determining Severance Benefits under subparagraphs 4(a) through (c) above, a decrease in Executive’s salary, incentive bonus, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine Average Base Salary, Average Bonus, and therefore Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(d);

(e) All previously awarded stock grants and stock options shall immediately vest and become fully exercisable.

        (f)        Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

        5.        Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to Executive’s estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

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        6.        Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

        7.        Covenant on Termination.

        (a)        In consideration of the Corporation’s delivery and execution of this Agreement, the Executive agrees that during the term of her employment by the Corporation or a Subsidiary, and for a period of twelve (12) consecutive months immediately thereafter, the Executive shall not directly or indirectly, within the Territory (defined below) engage, participate, invest or assist in any commercial activity not owned by or affiliated with the Corporation that is in competition with the Corporation or a Subsidiary involving banking or financial or other services offered by the Corporation or a Subsidiary (including, but not limited to, trust services) (“Competitive Business”) whether as an owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant, or in any other capacity (except on behalf of the Corporation or a Subsidiary). The foregoing covenant does not prohibit the Executive from directly or indirectly owning up to an aggregate of five percent (5%) of the outstanding stock of any publicly held company engaged in a Competitive Business. The term “Territory” shall mean and include all of Livingston County in the State of Michigan and any area located within a forty (40) mile radius of any branch or office location of the Corporation or a Subsidiary.

        (b)        Except as authorized or directed by the Corporation , the Executive shall not, at any time during or subsequent to her employment by the Corporation or a Subsidiary, directly or indirectly publish or disclose any Confidential Information of the Corporation or a Subsidiary or Confidential Information of others which has come into the Corporation’s or Subsidiary’s possession or into her possession in the course of her employment with the Corporation or a Subsidiary, to any person or entity, and the Executive shall not use any such Confidential Information for her own personal use or advantage or make it available to others for use.

        (c)        During the term of Executive’s employment by the Corporation or a Subsidiary and for a period of twelve (12) consecutive months immediately thereafter, the Executive shall not induce or attempt to induce any customer of the Corporation or a Subsidiary (including any customer of the Corporation or a Subsidiary during the nine (9) month period immediately preceding the date of termination) to reduce its business with the Corporation or a Subsidiary or solicit or attempt to solicit any employees of the Corporation or a Subsidiary to leave the employ of the Corporation or any Subsidiary.

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        (d)        The Executive acknowledges that the restrictions contained herein are reasonable and necessary to protect the business and interests of the Corporation and that any violation of these restrictions will cause substantial and irreparable injury to the Corporation, and as a consequence thereof, the Executive agrees that the Corporation is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement. The restrictions set forth herein shall be construed as independent covenants, and the existence of any claim or cause of action against the Corporation, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictions contained in this Agreement.

        8.        Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

        9.        Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

        10.        Employment Rights. Except as specifically provided in this Agreement, this Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without cause.

        11.        No Vested Interest. Neither Executive nor Executive’s beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

        12.        Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

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        13.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        14.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        15.        Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Livingston County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators” award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of her rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

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Exhibit 10.2 - Page 9

        IN WITNESS WHEREOF, the parties have signed this Agreement on March 3, 2008, effective as of the day and year written above.

CORPORATION: FNBH BANCORP, INC. By /s/ James McAuliffe ————————————————— James McAuliffe Its President & CEO

EXECUTIVE: /s/ Janice Trouba —————————————————— (Signature)

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FNBH BANCORP, INC.
Notice of Non-Renewal of
Management Continuity Agreement

Dear ________:

        In accordance with paragraph 1 of your Management Continuity Agreement between you and FNBH Bancorp, Inc. (“FNBH”), dated ____________ (the “Agreement”), FNBH hereby provides notice of its election not to renew that Agreement. Accordingly, the Agreement will expire as of ____________________.

FNBH BANCORP, INC. By ———————————————— Its ———————————————

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